                                                                  Exhibit (d)(2)

                 AMENDMENT NO. 1 TO THE AUTO-BY-TEL CORPORATION
                     1996 STOCK INCENTIVE PLAN, AS AMENDED

        This Amendment No. 1 ("Amendment No. 1") dated as of December 5, 2001 to the Auto-by-Tel Corporation 1996 Stock Incentive Plan (the "Plan") is adopted by the Board of Directors (the "Board") of Autobytel Inc. (the "Company") pursuant to Section 13 of the Plan.

        Effective as of the date hereof, the Plan is hereby amended by deleting
Section 1(m) in its entirety and inserting in lieu thereof the following:

        "(m) "Fair Market Value" shall mean, as of any date, the value of the Common Stock determined as follows:

                (i) If the Common Stock is at the time traded on the Nasdaq National Market or the Nasdaq SmallCap Market, then the Fair Market Value shall be the closing sales price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market, the Nasdaq SmallCap Market or any successor system, as applicable. If there is no closing sales price for the Common Stock on the date in question, then the Fair Market Value shall be the closing sales price on the last preceding date for which such quotation exists.

                (ii) If the Common Stock is at the time listed on any established stock exchange, then the Fair Market Value shall be the closing sales price per share of Common Stock on the date in question on the stock exchange determined by the Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing sales price for the Common Stock on the date in question, then the Fair Market Value shall be the closing sales price on the last preceding date for which such quotation exists.

                (iii) If the Common Stock is at the time neither listed on any stock exchange nor traded on the Nasdaq National Market or the Nasdaq SmallCap Market, then the Fair Market Value shall be determined by the Administrator after taking into account such factors as the Administrator shall deem appropriate."

        Except as specifically amended hereby, the Plan shall remain in full force and effect as in existence on the date hereof, and any reference to the Plan shall mean the Plan as amended hereby.

        IN WITNESS WHEREOF, the Board has caused Amendment No. 1 to be duly executed as of the day and year first above written.

                                            AUTOBYTEL INC.

                                            By: /S/ ARIEL AMIR
                                               ---------------------------------
                                            Name:  Ariel Amir
                                            Title: Executive Vice President,
                                            General Counsel and Secretary